Exhibit 10.4

Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into as of May 12, 2025 (the “Effective Date”), by and between Edesa Biotech Research, Inc., an Ontario corporation, having its principal place of business at 100 Spy Court, Markham, Ontario L3R 5H6 Canada (the “Company”), and Stephen Lemieux, principally located at [**] (the “Consultant”). The Company and the Consultant are sometimes collectively referred to herein as the “Parties,” and individually, as a “Party.”

WHEREAS, the Consultant possesses special expertise and knowledge in the field of executive finance and Chief Financial Officer services;

WHEREAS, the Consultant was previously employed by the Company as Chief Financial Officer and ceased being employed prior to the Effective Date;

WHEREAS, from time to time the Company desires to retain the Consultant to perform certain Consulting Services on the limited basis set forth in this Agreement and Consultant is willing to render such Consulting Services to the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, the Parties agree as follows:

1.

Consulting Services.  During the term of this Agreement, Consultant shall devote such time and effort to the affairs of the Company as the Parties mutually deem reasonably necessary, including without limitation the performance of the following services (“Consulting Services”):

Advice and services related to finance, accounting, financial reporting, financial planning and analysis and similar services as requested by the Company from time to time.

Such Consulting Services shall be provided on a non-exclusive basis.

2.

Term.  The term of this Agreement shall continue for a period of two (2) years from the Effective Date. This term may be extended upon written mutual agreement of both Parties. Either Party may terminate this Agreement upon thirty (30) days’ written notice to the other Party.

3.	Consulting Compensation and Expenses. In consideration of the duties to be performed by Consultant pursuant to this Agreement, Company agrees to provide Consultant the following compensation elements:

a)

Hourly Rate: Company agrees to pay Consultant CAD $250.00 per hour plus any applicable goods and services tax/harmonized sales tax (“GST/HST”). Consulting time exceeding ten (10) hours per week must be approved in advance in writing by Company.

b)

Equity Grants: Subject to the terms of the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and approval of the Board of Directors (the “Board”) and the execution by Consultant of an RSU agreement on the Company’s standard form, the Company agrees to provide Consultant with Restricted Stock Units (“RSU’s”), the number of which shall be determined by the Board, which shall vest monthly in equal proportions over 24 months beginning on the grant date (and subject to the Consultant’s continued service under this Agreement).

In addition to the amounts listed above, the Company will reimburse Consultant for Consultant’s actual out-of-pocket expenses required for reasonable performance of the Consulting Services agreed upon by the Parties. The Company will reimburse Consultant for travel time exceeding one (1) hour at a rate of one-half the rate stated in this Section 3(a). These out-of-pocket and travel expenses shall be negotiated between the Parties and approved by the Company in writing prior to the commencement of work. Consultant shall provide the Company with a written expense report, complete with receipts or other reasonable documentation, for all such expenses required for reimbursement. Invoices shall be submitted [**], or by mail to: Accounting, Edesa Biotech Research, Inc., 100 Spy Court, Markham, ON Canada L3R 5H6.

4.

Management Bonus: For greater certainty, the Consultant shall remain eligible for any bonus (the “Management Bonus”) in respect of his prior employment for the Company’s fiscal year ending September 30, 2025 (“Fiscal 2025”). The Management Bonus shall be the amount to which the Consultant would have been entitled had he fulfilled the role of Chief Financial Officer during the entirety of Fiscal 2025 but prorated for the seven (7) months of the fiscal year in which the Consultant was previously employed by Company as Chief Financial Officer. The Management Bonus shall be paid to the Consultant when management bonuses for Fiscal 2025 are approved by Company’s Board of Directors and subsequently paid to Company’s executive management team and is subject to the normal payroll deductions and remittances as salary and remuneration paid in respect of his prior employment.

5.

GST/HST: Prior to the payment of any amount of the compensation contemplated under section 3 by the Company (the “Consulting Compensation”), the Consultant shall issue an invoice to the Company in a form satisfactory to the Company and such invoice shall include, among other details, the amount of Consulting Compensation, the amount of any applicable GST/HST and the GST/HST registration number of the Consultant. In the circumstance where the Consultant is not registered for GST/HST purposes, no GST/HST shall be payable by the Company in respect of the Consulting Compensation.

6.	Confidential Information. The Consultant and the Company agree to be bound by the terms of a Mutual Non-Disclosure Agreement entered into on December 21, 2022.

7.

Independent Contractor. The Company and Consultant acknowledge and agree that in performing the Consulting Services hereunder, Consultant is acting as an independent contractor and consultant of the Company. Nothing contained herein or otherwise shall be construed in such manner as to create the relationship of principal and agent between Consultant and Company or the relationship of employer/employee between Company, Consultant and/or any of Company’s employees. No party will have the authority to enter into agreements of any kind on behalf of the other or otherwise bind or obligate the other in any manner to any third party. ACCORDINGLY, CONSULTANT UNDERSTANDS THAT COMPANY SHALL NOT WITHHOLD FROM ANY AMOUNTS PAYABLE TO CONSULTANT NOR PAY ANY AMOUNTS NORMALLY WITHHELD OR PAID IN AN EMPLOYEE/EMPLOYER RELATIONSHIP INCLUDING, WITHOUT LIMITATION, SOCIAL SECURITY, FEDERAL TAXES, STATE TAXES, UNEMPLOYMENT INSURANCE, DISABILITY INSURANCE OR WORKERS’ COMPENSATION INSURANCE.

Consultant further agrees to indemnify and hold the Company harmless from and against any and all damages, losses, expenses, or penalties arising from or in connection with any claim brought by any federal, state or local taxing authority with regard to its respective failure to pay required taxes or failure to file required forms with regard to compensation paid to Consultant by the Company pursuant to this Agreement.

8.

Professional Conduct.  Consultant shall perform the Consulting Services hereunder in a prompt, competent and timely manner consistent with industry norms, and shall comply, at his or her sole cost and expense, with all applicable laws, rules and regulations in connection therewith.

9.

Debarment. The Parties hereby certify that they have not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 USC §335a (a) and (b) (the "Debarment Act") or other similar or applicable regulations by other regulatory agencies or applicable law. In the event that any Party: (i) becomes debarred; or (ii) receives notice of action or threat of action with respect to its debarment during the term of the Agreement, said Party agrees to notify the other Party immediately. The Parties shall use their commercially reasonable efforts to ensure that they have not and shall not use in any capacity in connection with this Agreement the services of any individual, corporation, partnership or association which is known to have been debarred by FDA under the Debarment Act or similar regulations by other regulatory agencies, or anyone who is otherwise disqualified or suspended from performing a clinical study or subject to restrictions or sanctions from a regulatory authority or ethic board. In the event that any Party receives notice of the debarment or threatened debarment of any individual, corporation, partnership or association providing services or conducting activities under this Agreement such Party shall immediately notify the other Party.

10.

Intellectual Property. If at any time or times during the term of this Agreement, Consultant shall (either alone or with others), make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula or data (collectively, “Developments”), whether or not patentable or registrable under patent, copyright, trademark or similar statutes or subject to analogous protection (collectively, “Legal Protection”) that (a) relate to Consultant’s work or business with the Company, (b) result from the performance of the Services, or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments, and any rights that Consultant may have or acquire therein in any country throughout the world, and their resulting benefits (collectively, “Rights”) are and shall immediately become the sole and absolute property of the Company, as “work made for hire” or otherwise.

Consultant hereby assigns to the Company, without further compensation, all of Consultant’s Rights with respect to the Developments. To ensure the Company’s ownership of the Developments, Consultant shall promptly:

a)

Disclose each Development to the Company, and without disclosing the same to others, communicate to the Company all available information relating to the Developments (with all necessary plans and models); and

b)

Whether during or after the termination of its status as a Consultant to the Company, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require to (i) apply for, obtain, register, vest, renew and restore, in the name of the Company alone, any Rights with respect to the Developments under Legal Protection in any country throughout the world; and (ii) defend any judicial, opposition or other proceedings, petitions or applications in respect of such Legal Protection relating to a Development, or the revocation thereof. After expiration of this Agreement or after termination of this Agreement, to the extent that Consultant shall be required to provide services to the Company pursuant to this paragraph (b), then the Company shall compensate Consultant at the rate specified herein for such services, or at such other rate as the Parties shall agree.

11.

Indemnification. The Consultant shall indemnify, defend and hold harmless the Company, its parent, and each of its and their subsidiaries, affiliates, agents, directors, officers, shareholders, employees, successors, and assigns from and against any and all damages, expenses, penalties, fines, costs, fees (including reasonable attorney’s fees) and liabilities incurred in connection with any third-party claims, suits, or actions arising out of or in connection with (i) the Consultant’s violation of any applicable federal or state/provincial rules, laws, regulations or guidelines in connection with Consulting Services provided under this Agreement, (ii) gross negligence or (iii) willful misconduct or gross breaches of professional conduct standards of Consultant’s profession or industry.

The Company shall indemnify, defend and hold harmless the Consultant, its subsidiaries, affiliates, agents, directors, officers, shareholders, employees, successors and assigns from and against any and all damages, expenses, penalties, fines, costs, fees (including reasonable attorney’s fees) and liabilities incurred in connection with any third-party claims, suits, or actions arising out of or in connection with (i) the Company’s violation of any applicable federal or state/provincial rules, laws, regulations or guidelines in connection with this Consulting Service provided under this agreement, (ii) the performance of Company’s clinical trials, including without limitation, death or personal injury to any individual participating in Company’s clinical trials, (iii) gross negligence or willful misconduct, or (iv) gross breaches of professional conduct standards of Company’s industry.

12.

Assignment. Neither this Agreement nor the rights or obligations hereunder may be assigned by either Party without the other Party’s prior written consent, which consent cannot be unreasonably withheld.

13.

Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14.

Survival. The provisions of this Agreement dealing with confidentiality, independent contractor, intellectual property and ownership of Developments, liability, indemnification, termination, governing law, jurisdiction, resolution of disputes, and survival shall survive the expiration and/or termination of this Agreement.

15.

Governing Law; Jurisdiction; and Resolution of Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, without reference to conflict of laws principles. The Parties mutually agree to resolve any and all legal claims arising from or in any way or relating to this Agreement through mediation or, if mediation does not resolve the claim or dispute within thirty (30) days of notice demanding mediation, by binding arbitration subject to the terms and conditions provided below. The arbitration shall be held in Toronto, Ontario before a single arbitrator. Any award issued in accordance with this paragraph shall be rendered as a judgment in any trial court having competent jurisdiction. Each party expressly waives any presumption or rule, if any, which requires this Agreement to be construed against the drafting party.

16.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior or contemporaneous understandings, oral or written. This Agreement can only be amended by a writing signed by both Parties. This Agreement shall bind and inure to the benefit of the Parties hereto and their successors and assigns.

17.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall for all purposes constitute one and the same agreement binding on each of the Parties hereto. Transmission by electronic mail in PDF format of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[Remainder of Page Intentionally Left Blank; Next Page is Signature Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EDESA BIOTECH RESEARCH, INC.		STEPHEN LEMIEUX

By:	/s/ Michael Brooks	By:	/s/ Stephen Lemieux
Name:	Michael Brooks	Name:	Stephen Lemieux
Title:	President	Title:	Consultant